Exhibit 99.1

Contact:	Gretchen Anthony – Director of Communication
952-294-1300

Famous Dave’s Reports First Quarter Fiscal 2013 Results

MINNEAPOLIS, April 24, 2013 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today reported financial results for its first quarter of fiscal 2013.

Highlights for the first quarter of 2013 as compared to the first quarter of 2012 include:

•	Revenue decreased to $36.6 million from $37.5 million;

•	Comparable restaurant sales for Company-owned restaurants open 24 months or more decreased by 1.8% compared to a decrease of 1.6% for the first quarter of 2012, and reflected the shift in timing of Easter from the second quarter 2012 to the first quarter of 2013;

•	Cash flows provided by operations were $3.9 million in the first quarter of 2013, compared to cash flows used for operations of $33,000 in the first quarter of fiscal 2012;

•	Comparable restaurant sales performance exceeded industry average, according to Black Box Intelligence, or BBI, for the first time in 5 quarters;

•	Comparable restaurant sales for franchise-operated restaurants decreased 6.1% compared to a decrease of 0.1% for the first quarter of 2012;

•	Franchise royalty revenue decreased to $4.1 million from $4.4 million, primarily reflecting the comparable sales decrease, partially offset by the net increase of two additional franchise locations since the first quarter of 2012;

•	General and administrative expenses increased to $5.0 million for the first quarter of 2013 primarily reflecting a $325,000 increase in salary, accrued bonus, taxes and stock-based compensation due to the reorganized CEO and COO positions, and approximately $135,000 of legal and other costs incurred related to board activity;

•	Diluted net income per share was $0.01, compared to $0.11 in 2012, the decrease primarily reflecting the comparable sales decrease in franchise royalty revenue, decreased franchise fees, the shift in the timing of Easter, a shift in the timing of media spend from the second quarter of 2012 to the first quarter of 2013 and an increase in general and administrative expenses;

•	Adjusted EBITDA was approximately $1.9 million, compared to $3.0 million for the first quarter of 2012;

•	Long-term debt was reduced, including our line of credit balance, by approximately 15% during the first quarter of 2013.

John Gilbert, CEO, commented, “Six months ago when I joined Famous Dave’s as CEO, I stated that we would make same store sales our first priority, and they remain our top priority. Our first quarter sales, royalties and franchise fee results were disappointing, which led to poor EBITDA and EPS results. Company-owned restaurants performed slightly better than the industry, according to BBI. Over the past six months, we’ve developed a strategic framework for performance improvement, tested a number of smart, innovative tactics that have proven successful, and launched the best of these tactics in our company restaurants. As the franchisor, we occasionally get ahead of our franchisees in the testing and launching of new initiatives, and while we launched these new sales drivers in our corporate restaurants during the quarter, the bulk of our franchisees did not add these tactics until the second quarter. This is reflected in the four point sales gap between company-owned and franchise-operated sales performance.

As a result of these initiatives, company restaurants have moved from the bottom quartile, in terms of casual dining industry same store sales, to the top half of the casual dining category in one quarter, according to BBI. Additionally, for the third period of the first quarter, Famous Dave’s of America saw positive same store sales numbers, ending eight consecutive periods of decline. We are encouraged by these signs and expect our franchise restaurants to catch up in the second quarter as they launch these new initiatives.”

Common Share Repurchases

The company did not buy back any shares during the first quarter of 2013. The company repurchased 148,000 shares of common stock during the fiscal 2012 first quarter at an average price of $10.97 per share, excluding commissions, for a total of approximately $1.6 million.

The company has repurchased 323,862 shares under its current 1.0 million share authorization at an average price of $10.49 per share, excluding commissions, for a total of approximately $3.4 million.

Marketing and Development

From mid-February through March, the company featured the return of its popular Sweetwater Catfish, as both an entrée and an appetizer, which will now be a regular menu item. In April the company launched a new menu featuring house smoked beef brisket and Burnt Ends. These initiatives had performed very well in company test markets during March. The upcoming “Summer of Ribs” promotion will feature our core menu product of St. Louis and Babyback ribs and the introduction of a St. Louis Ribs sampler platter with a choice of three styles of ribs with four different sauce options including a new Backyard Grilling sauce.

Famous Dave’s opened no restaurants during the first quarter, and closed a franchise location in Burnsville, Minnesota. Famous Dave’s ended the quarter with 187 restaurants, including 53 company-owned restaurants and 134 franchise-operated restaurants, located in 34 states and 1 Canadian Province. Subsequent to quarter end, a franchise-operated restaurant opened in Carolina, Puerto Rico.

Outlook

“We will not stop our quest to drive sales, and during the second quarter and beyond, we will continue to introduce new sales-driving initiatives as well as improve our cost structures in the quarters ahead. Additionally, while we saw improvement in food costs and effective management of labor during the quarter, despite a negative industry-wide environment, we will continue to work towards improving our restaurant level P&L. We have launched a series of tests and initiatives designed to materially improve food, labor and supply costs. Our goal is to see the topline improvements drive through a more efficient P&L to make up for the EBITDA shortfall in the first quarter.”

For 2013, we expect to open approximately 12 locations during the year including two company-owned locations.

Conference Call

The company will host a conference call tomorrow, April 25, 2013, at 10:00 a.m. Central Time to discuss its first quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 53 locations and franchises 135 additional units in 34 states, the Commonwealth of Puerto Rico, and 1 Canadian province. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique made-from-scratch desserts.

Use of Non-GAAP Financial Measures

To supplement its financial statements, Famous Dave’s of America, Inc. also provides investors with adjusted net income per share and adjusted EBITDA which are non-GAAP financial measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. Famous Dave’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis and planning purposes.

Adjusted net income per share consists of net income plus non-cash items, such as, asset impairment and estimated lease termination and other closing costs and net loss on disposal of equipment divided by the weighted average number of shares of common stock outstanding during each period presented. Famous Dave’s of America, Inc. believes adjusted net income per share is useful to an investor because it is widely used to measure a company’s operating performance.

EBITDA consists of income from operations plus depreciation and amortization. Adjusted EBITDA consists of EBITDA plus non-cash items, such as, asset impairment and estimated lease termination and other closing costs and net loss on disposal of equipment. Famous Dave’s uses Adjusted EBITDA as a measure of operating performance because it assists the Company in comparing performance on a consistent basis, as it removes from operating results the impact of non-cash events. The Company believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because it is widely used to measure a Company’s operating performance without the impact of items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the impact of non-cash events and the method by which assets were acquired.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements and are subject to inherent limitations. Famous Dave’s of America, Inc. urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release. The tables appearing at the end of this release provide reconciliations of net income to adjusted net income per share and Adjusted EBITDA.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

MARCH 31, 2013 AND APRIL 1, 2012

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	April 1,
	2013	2012
Revenue:
Restaurant sales, net	$32,280	$32,696
Franchise royalty revenue	4,092	4,378
Franchise fee revenue	44	170
Licensing and other revenue	184	249

Total revenue	36,600	37,493

Costs and expenses:
Food and beverage costs	9,958	10,161
Labor and benefits costs	10,757	10,871
Operating expenses	8,982	8,926
Depreciation and amortization	1,541	1,454
General and administrative expenses	5,019	4,472
Asset impairment and estimated lease termination and other closing costs	(12)	92
Pre-opening expenses	6	18
Net loss on disposal of property	1	6

Total costs and expenses	36,252	36,000

Income from operations	348	1,493

Other expense:
Interest expense	(285)	(264)
Interest income	4	2
Other income, net	18	8

Total other expense	(263)	(254)

Income before income taxes	85	1,239
Income tax expense	(23)	(422)

Net income	$62	$817

Basic net income per common share	$0.01	$0.11

Diluted net income per common share	$0.01	$0.11

Weighted average common shares outstanding basic	7,370	7,636

Weighted average common shares outstanding diluted	7,648	7,747

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended
	March 31,	April 1,
	2013	2012
Food and beverage costs (1)	30.8%	31.1%
Labor and benefits costs (1)	33.3%	33.2%
Operating expenses (1)	27.8%	27.3%
Depreciation & amortization (restaurant level) (1)	4.3%	4.0%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%
General and administrative expenses (2)	13.7%	11.9%
Asset impairment and estimated lease termination and other closing costs (1)	—	0.3%
Pre-opening expenses and net loss on disposal of equipment (1)	—	0.1%
Total costs and expenses (2)	99.0%	96.0%
Income from operations (2)	1.0%	4.0%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	December 30,
	2013	2012
ASSETS
Cash and cash equivalents	$2,006	$2,074
Other current assets	10,249	10,272
Property, equipment and leasehold improvements, net	59,471	60,429
Other assets	3,629	3,478

Total assets	$75,355	$76,253

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$13,961	$12,117
Line of credit	10,500	13,600
Other long-term obligations	16,887	16,769
Shareholders’ equity	34,007	33,767

Total liabilities and shareholders’ equity	$75,355	$76,253

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	March 31,	April 1,
	2013	2012
Cash flows provided by (used for) operating activities	$3,933	$(33)
Cash flows (used for) provided by investing activities	(968)	431
Cash flows (used for) provided by financing activities	(3,033)	181

Net (decrease) increase in cash and cash equivalents	$(68)	$579

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended
	March 31,	April 1,
	2013	2012
Restaurant sales (in thousands):
Company-Owned	$32,280	$32,696
Franchise-Operated	$87,459	$90,428
Total number of restaurants:
Company-Owned	53	53
Franchise-Operated	134	132

Total	187	185
Total weighted average weekly net sales (AWS):
Company-Owned	$46,850	$46,898
Franchise-Operated	$51,236	$53,350
AWS 2005 and Post 2005:(1)
Company-Owned	$47,486	$49,566
Franchise-Operated	$53,854	$56,358
AWS Pre-2005:(1)
Company-Owned	$46,325	$45,041
Franchise-Operated	$45,468	$47,204
Operating weeks:
Company-Owned	689	697
Franchise-Operated	1,707	1,695
Weighted comparable net sales by category (24 month):
Dine-in	(3.5)%	(1.5)%
To Go	1.3%	(0.3)%
Catering	0.4%	0.2%

Total company-owned comparable sales %	(1.8)%	(1.6)%
Franchise-Operated %	(6.1)%	(0.1)%
Total number of comparable restaurants:
Company-Owned	49	50
Franchise-Operated	114	112

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.

FAMOUS DAVE’S OF AMERICA, INC.

NON-GAAP RECONCILIATION

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,	April 1,
	2013	2012
Net income	$62	$817
Asset impairment and estimated lease termination and other closing costs	(12)	92
Net loss on disposal of equipment	1	6
Tax adjustment for the non-cash adjustments	3	(33)

Adjusted Net Income	$54	$882

Non-GAAP income per share:
Basic net income per common share	$0.01	$0.12

Diluted net income per common share	$0.01	$0.11

Shares used to compute non-GAAP income per share:
Weighted average common share outstanding - basic	7,370	7,636

Weighted average common share outstanding - diluted	7,648	7,747

Income from Operations	$348	$1,493
Depreciation and amortization	1,541	1,454

EBITDA	1,889	2,947
Non-cash items:
Asset impairment and estimated lease termination and other closing costs	(12)	92
Net loss on disposal of equipment	1	6

Adjusted EBIDTA	$1,878	$3,045

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.